Bristol West Announces Regulatory Approval of Proposed Farmers Merger and Scheduled Closing Date

DAVIE, Fla., July 2 /PRNewswire-FirstCall/ -- Bristol West Holdings, Inc. (NYSE: BRW) today announced that Farmers Group, Inc. ("Farmers"), a wholly owned subsidiary of Zurich Financial Services Group, has obtained insurance antitrust and regulatory approvals from the California, Ohio, Florida and Michigan insurance departments for the proposed change of control by merger of Bristol West's insurance company subsidiaries. The proposed merger, in which Bristol West is the surviving corporation, will be effected pursuant to an Agreement and Plan of Merger among Bristol West, Farmers, and BWH Acquisition Company, a wholly owned subsidiary of Farmers that will merge with and into Bristol West (the "Proposed Farmers Merger"). Bristol West also announced that the parties have scheduled Tuesday, July 3, 2007 as the closing date for the Proposed Farmers Merger. At the scheduled closing, the parties will determine if all of the conditions to closing have been satisfied. Immediately after the closing, Farmers will transfer ownership of Bristol West to the Farmers Exchanges.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Proposed Farmers Merger, the expected timetable for completing the transaction, and any other statements about Farmers or Bristol West management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "intends," "anticipates,""expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that might cause such a difference include, but are not limited to, the possibility that the Proposed Farmers Merger will not close or that the closing will be delayed, and other events and factors disclosed previously and described in Bristol West's Annual Report on Form 10-K for the year ended December 31, 2006, as amended. Bristol West disclaims any intention or obligation to update or revise any forward- looking statements as a result of developments occurring after the date of this press release or otherwise.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides private passenger automobile insurance exclusively through agents and brokers in 26 states. Bristol West Insurance subsidiaries are rated A- (Excellent) by A.M. Best, the world's foremost insurance rating organization. Bristol West is traded on the New York Stock Exchange under the symbol BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

About Zurich

Zurich Financial Services Group (Zurich) is an insurance-based financial services provider with a global network of subsidiaries and offices in North America and Europe as well as in Asia Pacific, Latin America and other markets. Founded in 1872, the Group is headquartered in Zurich, Switzerland. It employs approximately 55,000 people serving customers in more than 150 countries.

Farmers Insurance Group of Companies(R) is the nation's third-largest Personal Lines Property & Casualty insurance group. Headquartered in Los Angeles and doing business in 41 states, the insurers comprising the Farmers Insurance Group of Companies provide Homeowners, Auto, Business, Life insurance and financial services to more than 10 million households through 17,000 exclusive agents and district managers and 30,000 independent agents. The Farmers Exchanges are three reciprocal property and casualty insurers, including their subsidiaries and affiliates owned by their policyholders and operating mainly under the Farmers brand and in 2006 had USD 15 billion in gross written premiums. For more information about Farmers, visit our Web site at www.farmers.com.

CONTACT: Robert Sadler of Bristol West Insurance Group, +1-954-316-5160